UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 5, 2014
Date of Report (Date of earliest event reported)

Radiant Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction)

000-24688
(Commission File Number)

27-2425368
(IRS Employer Identification No.)

9700 Richmond Ave., Suite 124, Houston, Texas 77042
(Address of principal executive offices)

(832) 242-6000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 30, 2014, Radiant Oil and Gas, Inc. (the “Company”)’s Board of Directors appointed C. Scott Wilson, 61, as Chief Financial Officer. The Company and Mr. Wilson have entered into a three-year Executive Employment Agreement, attached as Exhibit 10.1 and herein incorporated by reference.  Mr. Wilson also received an option to purchase up to 1% of fully-diluted shares of the Company’s common stock outstanding. This option shall vest and become exercisable over the three year employment term.

Mr. Wilson has more than 35 years of financial services experience focused on the energy sector, including work with oil and gas producers, gathering and transportation pipelines, refineries, and oilfield service providers. In the past five years, he has served as President, CEO and director of a public oil and gas company, and as chief financial officer for privately-held oilfield service and oil and gas producing companies where his responsibilities included equity and debt sourcing, financial forecasting, cash management, SEC and financial reporting, and strategic planning. Through his consulting practice, Mr. Wilson has worked with small-cap oilfield service and upstream producing companies and energy focused financial institutions on restructuring, asset divestment and business development strategies. Mr. Wilson holds a Master of International Management degree from the Thunderbird School of Global Management and a BA from Ohio Wesleyan University.

ITEM 9.01 Financial Statements and Exhibits

(d)    Exhibits

Exhibit	Description
10.1	Employment Agreement, by and between the Company and C. Scott Wilson, dated January 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Radiant Oil & Gas, Inc.

By:      /s/ John Jurasin
Name: John Jurasin
Title:  Chief Executive Officer